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PROSPECTUS SUPPLEMENT #2                        Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated July 29, 1999 and                Registration No. 333-75369
Prospectus Supplement dated July 29, 1999)

                       PP&L Transition Bond Company LLC,
                $2,420,000,000 Transition Bonds, Series 1999-1

     You should read this prospectus supplement in conjunction with the prospectus supplement dated July 29, 1999 and the prospectus dated July 29, 1999. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus and prospectus supplement dated July 29, 1999.

     The information in the prospectus supplement dated July 29, 1999 in the paragraph entitled "Description of Intangible Transition Property-PP&L's Intangible Transition Charges-The Average Intangible Transition Charge for Customers" on page S-19, as well as in Table 4 which immediately follows that paragraph, is replaced in its entirety by the paragraph and table appearing below:

          The Average Intangible Transition Charge for Customers. Initially, the Intangible Transition Charges, including gross recipts tax, billed will be approximately $10.55 per month for an average Customer in the Residential Customer Class; approximately $71.84 per month for an average Customer in the Small Commercial and Industrial Customer Class; and approximately $8,119.96 per month for an average Customer in the Large Commercial and Industrial Customer Class. Intangible Transition Charges will be collected from Customers in accordance with the design of existing Rate Schedules which consist of "block structure" demand per kilowatt and, in the case of most of the Rate Schedules, per kilowatt hour components. The Average ITC Rate tabulated below generally reflects the Rate Schedule ITC Collections divided by Rate Schedule usage in kWh. The average monthly bill, including gross receipts tax, for each PP&L Customer Class during 1998 was $70.69, $422.22 and $48,176.10 respectively. The following projected average Intangible Transition Charges will be imposed on Customers in each Customer Class, and the Rate Schedules within each Customer Class, beginning on the Series Issuance Date for the Series 1999-1 Bonds. The rates in Table 4 below do not include gross receipts tax.

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                                    TABLE 4

Projected Average Intangible Transition Charges Through December 31, 1999

                                  Residential


Rate Schedule                                           Average ITC Rate
-------------                                           in cents per kWh
                                                        ----------------
Rate Schedule RS.....................................         1.1182

Rate Schedule RTS....................................         0.7022

Rate Schedule RTD....................................         1.1177



                        Small Commercial and Industrial


Rate Schedule                                           Average ITC Rate
-------------                                           in cents per kWh
                                                        ----------------
Rate Schedule GS-1...................................          1.5091
Rate Schedule GS-3...................................          1.1505
Rate Schedule GH-1(R)................................          1.6082
Rate Schedule GH-2(R)................................          1.6083
Rate Schedule IS-1...................................          1.1501
Rate Schedule SA.....................................          1.0618
Rate Schedule SM.....................................          1.0724
Rate Schedule SHS....................................          1.0725
Rate Schedule SE.....................................          0.5659
Rate Schedule SI-1(R)................................          1.0719
Rate Schedule TS.....................................          0.9850
Rate Schedule BL.....................................          1.5097


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                        Large Commercial and Industrial

Rate Schedule                                                 Average ITC Rate
-------------                                                 in cents per kWh
                                                              ----------------
Rate Schedule LP-4........................................         1.0332
Rate Schedule IS-P........................................         0.6617
Rate Schedule LP-5........................................         0.9701
Rate Schedule LP-6........................................         0.9698
Rate Schedule IS-T........................................         0.5889
Rate Schedule LPEP........................................         2.3400
Rate Schedule ISM ........................................         0.4431
Rate Schedule Standby.....................................         2.1388

Consider carefully the risk factors beginning on page 12 of the prospectus dated July 29, 1999.

The series 1999-1 bonds represent obligations of PP&L Transition Bond Company LLC, which is the issuer, and are backed only by the assets of PP&L Transition Bond Company LLC. Neither PP&L, Inc., PP&L Resources, Inc., nor any of their other affiliates are liable for payments on the bonds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus supplement or of the prospectus and prospectus supplement dated July 29, 1999. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 4, 1999.


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